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EXHIBIT 12 (C)
                          SIERRA PACIFIC POWER COMPANY
                       RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                     Year Ended December 31,
                                                           ------------------------------------------------------------------------
                 Amounts in 000's                              2002            2001           2000             1999           1998
EARNINGS AS DEFINED:
          Income (Loss) From Continuing Operations
                   After Interest Charges                  $ (13,968)      $  26,341      $    (335)       $  68,364      $  88,646
          Income Taxes                                        (4,491)         10,260         (1,362)          33,489         39,561
                                                           ---------       ---------      ---------        ---------      ---------
          Income (Loss) From Continuing Operations
                   before Income Taxes                       (18,459)         36,601         (1,697)         101,853        128,207

          Fixed Charges                                       81,161          68,965         56,753           48,503         47,526
          Capitalized Interest                                (1,858)           (660)        (2,779)            (141)        (6,000)
          Preference Security Dividend Requirements
                   of Consolidated Subsidiaries                   --          (3,598)        (3,742)          (3,749)        (4,171)
                                                           ---------       ---------      ---------        ---------      ---------

                   Total                                   $  60,844       $ 101,308      $  48,535        $ 146,466      $ 165,562
                                                           =========       =========      =========        =========      =========

FIXED CHARGES AS DEFINED:
          Interest Expensed and Capitalized(1)             $  81,161       $  65,367      $  53,011        $  44,754      $  43,355
          Preference Security Dividend Requirements
                   of Consolidated Subsidiaries                   --           3,598          3,742            3,749          4,171
                                                           ---------       ---------      ---------        ---------      ---------

                   Total                                   $  81,161       $  68,965      $  56,753        $  48,503      $  47,526
                                                           =========       =========      =========        =========      =========

RATIO OF EARNINGS TO FIXED CHARGES                                --            1.47             --             3.02           3.48

          DEFICIENCY                                       $  20,317       $      --      $   8,218        $      --      $      --

(1) Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.


         For the purpose of calculating the ratios of earnings to fixed charges, "Fixed charges" represent the aggregate of interest charges on short-term and long-term debt and distributions on preferred securities of consolidated subsidiaries, allowance for borrowed funds used during construction (AFUDC) and capitalized interest, and the portion of rental expense deemed to be attributable to interest. "Earnings" represent the aggregate of income (or loss) from continuing operations before obligated mandatorily redeemable preferred securities, income taxes, and fixed charges, less AFUDC and capitalized interest.